Ex 99.1

PTC Announces fourth fiscal Quarter and full fiscal year 2025 Results

Posts record annual cash flow; Strategic focus positions company for durable growth

•
Solid execution in FY’25
o
Constant currency ARR growth of 8.5%
o
Record operating and free cash flow, growth of 16%
•
Strategic focus on delivering Intelligent Product Lifecycle vision with divestiture of Kepware industrial connectivity and ThingWorx Internet of Things (IoT) businesses
•
Continuing to build a strong foundation for AI-driven and verticalized growth
•
Introducing FY’26 guidance for constant currency ARR growth of 7% to 9%, operating cash flow of approximately $1.03 billion, and free cash flow of approximately $1 billion (including Kepware and ThingWorx for the full year); to be updated when the divestiture is closed
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Increasing share repurchases under our $2 billion authorization, with approximately $200 million expected in Q1’26

BOSTON, MA, November 5, 2025 - PTC (NASDAQ: PTC) today reported financial results for its fourth fiscal quarter and full fiscal year ended September 30, 2025.

“Q4 capped a year of solid execution and focus. The divestiture of Kepware and ThingWorx will sharpen our portfolio around CAD, PLM, ALM, and SLM – the foundation of our Intelligent Product Lifecycle vision,” said Neil Barua, President and CEO, PTC.

“In FY’26 we will have a simpler portfolio, record deferred ARR, and the financial flexibility to accelerate both innovation and capital returns,” concluded Barua.

Fourth Fiscal Quarter and Full Fiscal Year 2025 Key Operating and Financial Metrics1

$ in millions, except per share amounts	Q4’25	Q4'24	YoY Change	Q4’25 Guidance
ARR as reported	$2,478	$2,255	10%
Constant currency ARR (FY'25 Plan FX rates2)	$2,446	$2,255	8.5%	8% to 9% growth
Operating cash flow	$104	$98	6%	$93 to $98
Free cash flow	$100	$94	7%	$90 to $95
Revenue[3]	$894	$627	43%[4]	$725 to $785
Operating margin[3]	49%	31%	1,750 bps
Non-GAAP operating margin[3]	59%	44%	1,470 bps
Earnings per share[3]	$2.94	$1.04[5]	182%	$1.57 to $2.03
Non-GAAP earnings per share[3]	$3.47	$1.54[5]	126%	$2.10 to $2.50
Total cash and cash equivalents	$184	$266	(31%)
Debt, net of deferred issuance costs	$1,197	$1,749	(32%)

1 The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

2 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

3 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

4 In Q4’25, revenue grew 39% year over year on a constant currency basis.

5 Q4’24 GAAP EPS and non-GAAP EPS included non-cash tax charges of $9.8 million or $0.08, and $5.3 million or $0.04, respectively, primarily associated with a reduction of a previously recorded tax benefit associated with the effects of IRS procedural guidance issued in May 2024.

$ in millions, except per share amounts	FY’25	FY'24	YoY Change	FY’25 Guidance
Operating cash flow	$868[2]	$750	16%	~$860
Free cash flow	$857[2]	$736	16%	~$850
Revenue[1]	$2,739	$2,298	19%[3]	$2,570 to $2,630
Operating margin[1]	36%	26%	1,030 bps
Non-GAAP operating margin[1]	48%	39%	860 bps
Earnings per share[1]	$6.14	$3.12[4]	97%	$4.77 to $5.23
Non-GAAP earnings per share[1]	$8.00	$5.08[4]	57%	$6.63 to $7.03

1 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

2 FY’25 cash flow absorbed approximately $20 million of outflows related to our go-to-market realignment.

3 In FY’25, revenue grew 18% year over year on a constant currency basis.

4 FY’24 GAAP EPS and non-GAAP EPS included a non-cash tax benefit of $4.4 million or $0.04, primarily associated with the effects of IRS procedural guidance issued in May 2024.

“FY’25 demonstrated the strength of PTC’s operating model. We delivered 8.5% ARR growth and 16% cash flow growth while continuing to invest in executing our Intelligent Product Lifecycle vision. Our FY’26 ARR guidance reflects that same balance of growth and discipline, including the expected timing impact from ramp deals and the pending divestiture,” said Kristian Talvitie, CFO.

“With leverage below 1x and approximately $1 billion of cash flow expected in FY’26, we have substantial capacity to invest for growth and return capital to shareholders. Our $2 billion authorization and planned $200 million share repurchase in Q1 underscore that confidence,” concluded Talvitie.

At the midpoint, FY’26 guidance implies continued double-digit cash flow expansion and solid visibility as multi-year ramp contracts activate

Full Fiscal Year 2026 and First Fiscal Quarter Guidance

$ in millions, except per share amounts % rounded to the nearest half	FY’25 Actual	FY’26 Guidance	FY’26 YoY Growth Guidance	Q1’26 Guidance
Constant currency ARR excluding Kepware and ThingWorx for the full year (FY’26 Plan FX rates1)	$2,319	7.5% to 9.5% growth	7.5% to 9.5%	8.5% to 9% growth
Constant currency ARR including Kepware and ThingWorx for the full year (FY’26 Plan FX rates1)	$2,478	7% to 9% growth	7% to 9%	8% to 8.5% growth
Operating cash flow	$868[2]	~$1,030[3]	~19%[3]	$270 to $275[3]
Free cash flow	$857[2]	~$1,000[3]	~17%[3]	$265 to $270[3]
Revenue	$2,739	$2,650 to $2,915[3]	(3%) to 6%[3]	$600 to $660[3]
Earnings per share	$6.14	$4.37 to $6.87[3]	(29%) to 12%[3]	$0.73 to $1.31[3]
Non-GAAP earnings per share	$8.00	$6.49 to $8.95[3]	(19%) to 12%[3]	$1.26 to $1.82[3]

1 On a constant currency basis, using our FY’26 Plan foreign exchange rates (rates as of September 30, 2025) for all periods.

2 FY'25 cash flow absorbed approximately $20 million of outflows related to our go-to-market realignment.

3 Guidance for cash flow, revenue, and EPS includes Kepware and ThingWorx for the full year. We will update our FY’26 guidance in conjunction with the closing of the Kepware and ThingWorx transaction.

Reconciliation of Operating Cash Flow Guidance to Free Cash Flow Guidance1

$ in millions	FY’26 Guidance	Q1’26 Guidance

Operating cash flow	~$1,030	$270 to $275
Capital expenditures	~$30[2]	~$5
Free cash flow	~$1,000	$265 to $270

1 Guidance for cash flow includes Kepware and ThingWorx for the full year. We will update our FY’26 guidance in conjunction with the closing of the Kepware and ThingWorx transaction.

2 Includes approximately $20 million of one-time capital expenditures related to moving a major R&D center to a new office.

Reconciliation of EPS Guidance to Non-GAAP EPS Guidance1

	FY’26 Guidance	Q1’26 Guidance

Earnings per share	$4.37 to $6.87	$0.73 to $1.31
Stock-based compensation	$2.18 to $1.93	$0.54 to $0.46
Amortization of acquired intangibles	~$0.67	~$0.17
Income tax adjustments	($0.73) to ($0.52)	($0.18) to ($0.12)
Non-GAAP Earnings per share	$6.49 to $8.95	$1.26 to $1.82

1 Guidance for EPS includes Kepware and ThingWorx for the full year. We will update our FY’26 guidance in conjunction with the closing of the Kepware and ThingWorx transaction.

FY’26 financial guidance includes the following assumptions:

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We provide ARR guidance on a constant currency basis, using our FY’26 Plan foreign exchange rates (rates as of September 30, 2025) for all periods.
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We expect churn to remain low.
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For cash flow, due to largely similar invoicing seasonality and timing of expenses, and consistent with the past 5 years, we expect the majority of our collections to occur in the first half of our fiscal year and for fiscal Q4 to be our lowest cash flow generation quarter.
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Compared to FY’25, given our FY’26 ARR guidance range, FY’26 GAAP and non-GAAP operating expenses are expected to increase approximately 4%, primarily due to investments to drive future growth.
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Capital expenditures are expected to be approximately $30 million, with approximately $20 million of one-time capital expenditures in FY’26 related to moving a major R&D center to a new office.
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Cash interest payments are expected to be approximately $50 million to $70 million.
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Cash tax payments are expected to be approximately $130 million to $150 million.
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GAAP and non-GAAP tax rates are expected to be approximately 20% to 25%.
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GAAP P&L results are expected to include the items below, totaling approximately $310 million to $340 million, as well as their related tax effects:
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approximately $230 million to $260 million of stock-based compensation expense, and
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approximately $80 million of intangible asset amortization expense.
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We intend to repurchase between $150 million and $250 million of our common stock per quarter in FY’26. In Q1’26, we intend to repurchase approximately $200 million of our common stock.
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We expect a decrease in our Q1’26 fully diluted share count to approximately 120 million shares, compared to 121 million shares in Q1’25.

PTC’s Fourth Fiscal Quarter Results Conference Call

PTC will host a conference call to discuss results at 5:00 pm ET on Wednesday, November 5, 2025. To participate in the live conference call, dial (888) 596-4144 or (646) 968-2525, provide the passcode 3475783, and press # or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

We provide supplemental non-GAAP financial measures to our financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; impairment and other charges (credits), net; non-operating charges (credits), net shown in the reconciliation provided; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

In Q2’25, we changed the income statement caption of Restructuring and other charges (credits), net to Impairment and other charges (credits), net to reflect that the amounts presented are mainly impairment charges rather than restructuring charges. We correspondingly revised the caption with respect to the list of items excluded from our non-GAAP financial measures and, as reflected below, the list of items covered under that caption to reflect the primary charges and credits included in the adjustment. All charges and credits under the captioned line item remain the same.

Impairment and other charges (credits), net are charges associated with disposal or exit activities, including lease impairment and abandonment charges, net charges or income related to impaired or exited facilities, restructuring severance charges resulting from substantial employee reduction actions, and other related costs.

Free Cash Flow: We provide information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return excess cash to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency exchange rate fluctuations. To present CC information, FY’25 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2024, rather than the actual exchange rates in effect during that period. All discussion of FY’26 and comparative prior period ARR results (including FY’25 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2025.

Operating Measure

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, SaaS, hosting, and support contracts as of the end of the reporting period. We calculate ARR as follows:

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We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
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For contracts that include annual values that change over time, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include any future committed increases in the contract value as of the date of the ARR calculation.
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As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future contract renewals or non-renewals.
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Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We generally invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized as revenue at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future operating, financial and growth expectations, potential stock repurchases, the expected timing of closing the sale of the Kepware and ThingWorx businesses (the “divestiture”), and the anticipated benefits of the divestiture, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate due to, among other factors, the effects of recently imposed import tariffs, threats of additional and reciprocal import tariffs, global trade tensions and uncertainty, a prolonged U.S. federal government shutdown, volatile foreign exchange rates, high interest rates or increases in interest rates, inflation, tightening of credit standards and availability, geopolitical uncertainty, including the effects of the conflicts between Russia and Ukraine and in the Middle East, and tensions between the U.S. and China, any of which could cause customers to delay or reduce purchases of new software, adopt competing software solutions, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect our ARR (Annual Run Rate) and/or financial results and cash flow and growth; our investments in our software solutions, including the integration of artificial intelligence (AI) capabilities into our software solutions, may not drive expansion of those solutions and/or generate the ARR and/or cash flow we expect if customers are slower to adopt those solutions than we expect or if they adopt competing solutions; customers may not build the product data foundations essential for the AI-driven transformation of their business when or as we expect, which could adversely affect our ARR and/or financial results and cash flow and growth; our go-to-market realignment and related initiatives may disrupt our business to a greater extent than we expect or may not generate the ARR and/or financial results or cash flow when or as we expect; the divestiture may not be consummated when or as we expect if, among other factors, regulatory approvals under the Hart-Scott-Rodino Act and other applicable laws and regulations are not received when or as we expect, or if other closing conditions are not satisfied when or as we expect or are waived; the future thresholds upon which the additional contingent consideration of up to $125 million related to the divestiture would become payable may not be achieved; the anticipated benefits of the divestiture may not be realized when or as we expect; the divestiture may disrupt our business; other uses of cash or our credit facility limits could limit or preclude the return of excess cash and the net proceeds of the divestiture to shareholders by way of share repurchases, or could change the amount and timing of any share repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including changes to tax laws in the U.S. and other countries and the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are described from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

About PTC (NASDAQ: PTC)

PTC (NASDAQ: PTC) is a global software company that enables industrial and manufacturing companies to digitally transform how they engineer, manufacture, and service the physical products that the world relies on. Headquartered in Boston, Massachusetts, PTC employs over 7,000 people and supports more than 30,000 customers globally. For more information, please visit www.ptc.com.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Revenue:
Recurring revenue	$861,071	$582,430	$2,600,514	$2,134,030
Perpetual license	8,371	9,953	31,375	32,196
Professional services	24,353	34,164	107,337	132,246
Total revenue (1)	893,795	626,547	2,739,226	2,298,472

Cost of revenue (2)	116,899	112,825	444,983	444,816

Gross margin	776,896	513,722	2,294,243	1,853,656

Operating expenses:
Sales and marketing (2)	142,197	147,191	566,516	558,954
Research and development (2)	114,507	110,013	457,693	433,047
General and administrative (2)	63,601	51,986	226,058	232,377
Amortization of acquired intangible assets	11,592	10,559	45,948	42,018
Impairment and other charges (credits), net (3)	11,430	-	15,643	(802)
Total operating expenses	343,327	319,749	1,311,858	1,265,594

Operating income	433,569	193,973	982,385	588,062
Other income (expense), net	3,854	(23,728)	(52,883)	(119,100)
Income before income taxes	437,423	170,245	929,502	468,962
Provision for income taxes	82,595	43,722	188,470	92,629
Net income	$354,828	$126,523	$741,032	$376,333

Earnings per share:
Basic	$2.96	$1.05	$6.18	$3.14
Weighted average shares outstanding	119,714	120,113	120,005	119,679

Diluted	$2.94	$1.04	$6.14	$3.12
Weighted average shares outstanding	120,674	121,181	120,777	120,742

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

(3) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
License revenue (1)	$484,081	$239,448	$1,162,709	$806,871
Support and cloud services revenue	385,361	352,935	1,469,180	1,359,355
Professional services revenue	24,353	34,164	107,337	132,246
Total revenue	$893,795	$626,547	$2,739,226	$2,298,472

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Cost of revenue	$5,979	$5,460	$22,690	$21,439
Sales and marketing	15,078	22,518	61,750	68,541
Research and development	16,785	18,991	65,119	60,266
General and administrative	16,968	15,250	66,646	73,215
Total stock-based compensation	$54,810	$62,219	$216,205	$223,461

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

GAAP gross margin	$776,896	$513,722	$2,294,243	$1,853,656
Stock-based compensation	5,979	5,460	22,690	21,439
Amortization of acquired intangible assets included in cost of revenue	8,219	9,660	32,828	38,495
Non-GAAP gross margin	$791,094	$528,842	$2,349,761	$1,913,590

GAAP operating income	$433,569	$193,973	$982,385	$588,062
Stock-based compensation	54,810	62,219	216,205	223,461
Amortization of acquired intangible assets	19,811	20,219	78,776	80,513
Acquisition and transaction-related charges	6,694	144	9,116	3,106
Impairment and other charges (credits), net (2)	11,430	-	15,643	(802)
Non-GAAP operating income (1)	$526,314	$276,555	$1,302,125	$894,340

GAAP net income	$354,828	$126,523	$741,032	$376,333
Stock-based compensation	54,810	62,219	216,205	223,461
Amortization of acquired intangible assets	19,811	20,219	78,776	80,513
Acquisition and transaction-related charges	6,694	144	9,116	3,106
Impairment and other charges (credits), net (2)	11,430	-	15,643	(802)
Non-operating charges (credits), net (3)	(13,100)	-	(13,100)	2,000
Income tax adjustments (4)	(16,183)	(23,043)	(81,833)	(71,205)
Non-GAAP net income	$418,290	$186,062	$965,839	$613,406

GAAP diluted earnings per share	$2.94	$1.04	$6.14	$3.12
Stock-based compensation	0.45	0.51	1.79	1.85
Amortization of acquired intangibles	0.16	0.17	0.65	0.67
Acquisition and transaction-related charges	0.06	0.00	0.08	0.03
Impairment and other charges (credits), net (2)	0.09	-	0.13	(0.01)
Non-operating charges (credits), net (3)	(0.11)	-	(0.11)	0.02
Income tax adjustments (4)	(0.13)	(0.19)	(0.68)	(0.59)
Non-GAAP diluted earnings per share	$3.47	$1.54	$8.00	$5.08

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
GAAP operating margin	48.5%	31.0%	35.9%	25.6%
Stock-based compensation	6.1%	9.9%	7.9%	9.7%
Amortization of acquired intangibles	2.2%	3.2%	2.9%	3.5%
Acquisition and transaction-related charges	0.7%	0.0%	0.3%	0.1%
Impairment and other charges (credits), net (2)	1.3%	0.0%	0.6%	0.0%
Non-GAAP operating margin	58.9%	44.1%	47.5%	38.9%

(2) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

(3) In FY'25, we recognized a $13.1 million gain related to contingent consideration earned upon the achievement of performance milestones associated with the FY'22 sale of a portion of our PLM services business. In FY'24, we recognized an impairment loss of $2.0 million on an available-for-sale debt security.

(4) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, in FY'25 and FY’24, adjustments exclude a $10.4 million benefit and a $4.4 million charge, respectively, related to the tax impact of tax reserves related to prior years in foreign jurisdictions.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2025	2024

ASSETS

Cash and cash equivalents	$184,415	$265,808
Accounts receivable, net	1,001,085	861,953
Property and equipment, net	60,843	75,187
Goodwill and acquired intangible assets, net	4,317,979	4,359,367
Lease assets, net	114,974	133,317
Other assets	944,911	687,910

Total assets	$6,624,207	$6,383,542

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$827,065	$775,274
Debt, net of deferred issuance costs	1,197,434	1,748,572
Lease obligations	172,433	181,754
Other liabilities	594,011	463,544
Stockholders' equity	3,833,264	3,214,398

Total liabilities and stockholders' equity	$6,624,207	$6,383,542

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Cash flows from operating activities:
Net income	$354,828	$126,523	$741,032	$376,333
Stock-based compensation	54,810	62,219	216,205	223,461
Depreciation and amortization	25,701	26,847	102,504	108,119
Amortization of right-of-use lease assets	8,453	10,145	32,912	33,288
Operating lease liability	(5,476)	193	(10,345)	(13,245)
Accounts receivable	(294,609)	(166,051)	(121,052)	(34,629)
Accounts payable and accruals	30,219	(15,999)	19,890	(15,964)
Deferred revenue	54,225	73,006	37,753	81,399
Income taxes	43,454	27,761	65,863	25,966
Other	(167,575)	(46,530)	(217,066)	(34,744)
Net cash provided by operating activities	104,030	98,114	867,696	749,984

Capital expenditures	(3,546)	(4,537)	(11,008)	(14,378)
Acquisition of businesses, net of cash acquired(1)	-	-	(6,532)	(93,457)
Borrowings (payments) on debt, net(2)	(36,250)	(63,125)	(552,958)	45,924
Repurchases of common stock	(75,011)	-	(299,998)	-
Deferred acquisition payment(3)	-	-	-	(620,040)
Net proceeds associated with issuance of common stock	12,755	12,965	26,062	25,674
Payments of withholding taxes in connection with vesting of stock-based awards	(8,444)	(9,412)	(80,205)	(102,001)
Settlement of net investment hedges	(6,193)	(16,904)	(20,753)	(13,078)
Other financing & investing activities	-	(4,183)	(1,410)	(4,183)
Foreign exchange impact on cash	(2,247)	5,226	(2,372)	3,223

Net change in cash, cash equivalents, and restricted cash	(14,906)	18,144	(81,478)	(22,332)
Cash, cash equivalents, and restricted cash, beginning of period	199,894	248,322	266,466	288,798
Cash, cash equivalents, and restricted cash, end of period	$184,988	$266,466	$184,988	$266,466

Supplemental cash flow information:
Cash paid for interest(3)	$18,767	$24,641	$77,828	$137,036

(1) In FY'24, we acquired pure-systems for $93 million, net of cash acquired.

(2) In FY'25, net repayments include borrowings on our credit facility revolver to fund the $500 million bond repayment in February. In FY'24, we borrowed $740 million to fund the ServiceMax deferred acquisition payment and the pure-systems acquisition.

(3) In FY'24, we made a payment of $650 million to settle the ServiceMax deferred acquisition payment liability, of which $620 million was a financing outflow and $30 million was an operating outflow and included in cash paid for interest.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Cash provided by operating activities	$104,030	$98,114	$867,696	$749,984
Capital expenditures	(3,546)	(4,537)	(11,008)	(14,378)
Free cash flow	$100,484	$93,577	$856,688	$735,606